UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2023

Mirum Pharmaceuticals, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38981	83-1281555
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

950 Tower Lane Suite 1050 Foster City, California	94404
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 650 667-4085

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	MIRM	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 2.02	Results of Operations and Financial Condition.

On April 12, 2023, Mirum Pharmaceuticals, Inc. (the “Company”) issued a press release announcing, among other things, the Company’s preliminary unaudited financial results for the quarter ended March 31, 2023. The full text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Current Report on Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 8.01	Other Events.

On April 12, 2023, the Company provided the following updated overview of its business:

The Company is a biopharmaceutical company focused on the identification, acquisition, development and commercialization of novel therapies for debilitating rare and orphan diseases. The Company focuses on diseases for which the unmet medical need is high and the biology for treatment is clear.

The Company’s product, LIVMARLI® (maralixibat) oral solution (“Livmarli”), a novel, orally administered, minimally-absorbed ileal bile acid transporter (“IBAT”) inhibitor, is approved for the treatment of cholestatic pruritus in patients with Alagille syndrome (“ALGS”) one year of age and older in the United States and for the treatment of cholestatic pruritus in patients with ALGS two months and older in Europe. The Company believes the prevalent patient population in the United States is approximately 2,000 to 2,500 pediatric ALGS patients, which, based on the Company’s current expectations and beliefs, represents a greater than $500.0 million market opportunity. ALGS is estimated to impact one out of every 30,000 births globally. The Company markets and commercialize Livmarli in the United States and certain countries in Europe through its specialized and focused commercial team. The Company has also entered into license and distribution agreements with several rare disease companies for the commercialization of Livmarli in additional countries. The Company is also developing Livmarli for progressive familial intrahepatic cholestasis (“PFIC”) and biliary atresia. Livmarli has been granted breakthrough therapy designation by the U.S. Food and Drug Administration (“FDA”) for ALGS and PFIC type 2. The Company has submitted positive data from its Phase 3 study of Livmarli in patients with PFIC in a supplemental New Drug Application to the FDA seeking approval for the treatment of cholestatic pruritus in patients with PFIC. The Company also expects to report topline data from its EMBARK Phase 2b clinical trial in biliary atresia in the second half of 2023.

The Company is advancing its second product candidate, volixibat, a novel, oral, minimally-absorbed agent designed to inhibit IBAT, for the treatment of adult patients with cholestatic liver diseases. The Company is developing volixibat for the treatment of primary sclerosing cholangitis (“PSC”) and primary biliary cholangitis (“PBC”). Volixibat has been studied in over 400 adults for up to 48 weeks. Clinical trials of volixibat have shown significant activity on IBAT and bile acid markers such as 7αC4, fecal bile acids and cholesterol, demonstrating potent biological activity. The Company expects to conduct an interim analysis of the VISTAS Phase 2b clinical trial in PSC in the second half of 2023, and report interim data from the VANTAGE Phase 2b clinical trial in PBC in the second half of 2023.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated April 12, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Mirum Pharmaceuticals, Inc.

Date: April 12, 2023	By:	/s/ Christopher Peetz
Christopher Peetz
President and Chief Executive Officer